THE INSURED        RICHARD ROE             VARIABLE LIFE INSURANCE POLICY

 POLICY OWNER        RICHARD ROE                        EQUITABLE
                                            VARIABLE LIFE INSURANCE COMPANY

  FACE AMOUNT        $100,000                           [EVLICO LOGO]

POLICY NUMBER        SPECIMEN


                    EQUITABLE VARIABLE LIFE INSURANCE COMPANY
                         A Stock Life Insurance Company


Agrees

o To pay the insurance benefits of this policy to the Beneficiary upon receiving proof of the Insured's death; and

o To provide you (the policy Owner) with the other rights and benefits of this policy.

These agreements are subject to the provisions of this policy.

THE DEATH BENEFIT OF THIS POLICY DURING THE FIRST POLICY YEAR WILL EQUAL THE FACE AMOUNT SHOWN ON PAGE 3. THEREAFTER, IT MAY INCREASE OR DECREASE EACH YEAR AS DESCRIBED ON PAGE 5 DEPENDING UPON THE INVESTMENT EXPERIENCE OF THIS POLICY, BUT SHALL NEVER BE LESS THAN THE FACE AMOUNT.

THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY. IT MAY INCREASE OR DECREASE DEPENDING UPON THE INVESTMENT EXPERIENCE OF THIS POLICY.

Premiums are shown on page 3 and are fixed as to amount. They will not vary with the investment experience of this policy.

RIGHT TO EXAMINE POLICY. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning the policy with a written request for cancellation to our Administrative Office by the later of:
(a) the 10th day after you receive it; or (b) the 45th day after Part 1 of the application was signed. If you do this, we will refund the premium that was paid.

         SPECIMEN                          SPECIMEN
         Kevin Keefe       Secretary       Franklin Maisano     President

              Whole Life Plan. Variable insurance payable upon death. Guaranteed Minimum Death Benefit. Fixed premiums payable for life. Non-Participating. Investment experience reflected in benefits. Investment options described on page 6.

No. 85-11

                                                    EQUITABLE
                                         VARIABLE LIFE INSURANCE COMPANY
                                                  [EVLICO LOGO]
                                      1285 Avenue of the Americas, New York
CONTENTS

Insurance benefits  2
Policy owner and beneficiary  4
Premiums, grace, lapse, reinstatement  4

Death Benefit  5
Cash Value  5
Loans  5

The Separate Account  6
Investment Options,
   allocations, transfers  6
Options on Lapse  7

Exchange of Policy  8
General Provisions  8
Payment Options 10
Basis of Values 12
(Net rates of return, variable adjustment amount, benefit base, calculation of cash values)

Any additional benefit riders and a copy of the application are at the back of the policy.

IN THIS POLICY:

"We," "our" and "us" mean Equitable Variable Life Insurance Company.

"You" and "your" mean the Owner of the policy at the time an Owner's right is exercised.

ADMINISTRATIVE OFFICE

The address of our Administrative Office is shown on page 3. You should send premiums and requests to that address unless instructed otherwise.

                               INSURANCE BENEFITS

The insurance benefits we pay at the Insured's death include:

   o    the Death Benefit described on page 5;

   o    plus any additional benefits due from riders to this policy;

   o    plus or minus any adjustment for the last premium;

   o    minus any loan (and loan interest) on the policy.

We will add interest to the resulting amount for the period from the date of death to the date of payment. It will be computed at the interest rate we are then paying under the Deposit Option on page 10.

We will pay these benefits only if premiums have been paid as called for by this policy. However, even if premiums have been discontinued we may still pay certain benefits. See Options on Lapse, page 7.

Payment of these benefits may also be affected by other provisions of this policy. See the Suicide Exclusion, Incontestability, and Age and Sex clauses on page 8. Special exclusions or limitations (if any) are listed on page 3.


No. 85-11                           Page 2

                               POLICY INFORMATION

     THE INSURED       RICHARD ROE         REGISTER DATE       MAR 1, 1985

    POLICY OWNER       RICHARD ROE         DATE OF ISSUE       MAR 1, 1985

     FACE AMOUNT       $100,000            ISSUE AGE, SEX      35 MALE

   POLICY NUMBER       SPECIMEN            BENEFICIARY         MARGARET H. ROE


************************* BENEFITS AND PREMIUMS TABLE **************************

BENEFITS                     ANNUAL PREMIUM                PREMIUM PERIOD

LIFE INSURANCE - VARIABLE       $1369.00                      FOR LIFE

THE FIRST PREMIUM IS $1369.00 AND IS DUE ON OR BEFORE DELIVERY OF THE POLICY. SUBSEQUENT PREMIUMS ARE DUE ON MAR 01, 1986 AND EVERY 12 MONTHS THEREAFTER DURING THE PREMIUM PERIOD IN ACCORDANCE WITH THE ABOVE PREMIUM TABLE.

**************************** TABLE OF NET ANNUAL PREMIUMS **********************

               BEGINNING OF              NET ANNUAL
                POLICY YEAR               PREMIUM

               1                          $ 910.00

               2 AND LATER                 1210.00


********************* INVESTMENT ALLOCATION OF NET ANNUAL PREMIUMS *************

                     INVESTMENT DIVISIONS: COMMON STOCK 50%
                                           MONEY MARKET 50%

****ADMINISTRATIVE OFFICE: EQUITABLE VARIABLE LIFE INSURANCE COMPANY ***********
                           SPECIMEN REGIONAL SERVICE CENTER
                           100 SPECIMEN ST.
                           CITY, STATE 10001

V85-11-3     STANDARD              Page 3

                          POLICY INFORMATION CONTINUED

   THE INSURED       RICHARD ROE              REGISTER DATE     MAR 1, 1985

   FACE AMOUNT       $100,000                 DATE OF ISSUE     MAR 1, 1985

 POLICY NUMBER       SPECIMEN                 ISSUE AGE, SEX    35 MALE


******************************************* TABULAR VALUES ********************************************

                            TABULAR ACCOUNT VALUES AT ENDS OF POLICY YEARS*

     END OF              TABULAR          END OF            TABULAR           END OF            TABULAR
     POLICY              ACCOUNT          POLICY            ACCOUNT           POLICY            ACCOUNT
      YEAR                VALUES           YEAR              VALUES            YEAR              VALUES

        1                $  741              9              $10,269             17              $22,017
        2                 1,812             10               11,613             18               23,642
        3                 2,919             11               12,990             19               25,294
        4                 4,059             12               14,404             20               26,970
        5                 5,234             13               15,854           AGE 60             35,717
        6                 6,442             14               17,341           AGE 62             39,379
        7                 7,683             15               18,864           AGE 65             44,956
        8                 8,959             16               20,424           AGE 70             54,270


****************************************** TABULAR CASH VALUES ****************************************

                THE CASH VALUE OF THIS POLICY MAY BE GREATER OR LESS THAN AMOUNTS SHOWN
                               AND IS NOT GUARANTEED AS TO DOLLAR AMOUNT
                                  SEE PAGE 5 FOR CASH VALUE PROVISION

                           INTERIM TABULAR CASH VALUES IN FIRST POLICY YEAR*

                       INTERIM                             INTERIM                             INTERIM
     END OF            TABULAR            END OF           TABULAR            END OF           TABULAR
     POLICY              CASH             POLICY             CASH             POLICY             CASH
      MONTH             VALUES             MONTH            VALUES             MONTH            VALUES

        1                 $0                5               $  9                9               $257
        2                  0                6                 71               10                318
        3                  0                7                133               11                380
        4                  0                8                195               12                442


                  TABULAR CASH VALUES AT ENDS OF POLICY YEARS*

                            INTERIM                                     INTERIM
       END OF               TABULAR                END OF               TABULAR
       POLICY                 CASH                 POLICY                 CASH
        YEAR                 VALUES                 YEAR                 VALUES

         1                   $  442                  6                   $ 5,724
         2                    1,413                  7                     6,939
         3                    2,421                  8                     8,321
         4                    3,474                  9                     9,910
         5                    4,569                 10                    11,613

FOR YEARS 11 AND LATER THE TABULAR CASH VALUE IS THE SAME AS THE TABULAR ACCOUNT VALUE.

*THESE  VALUES DO NOT  REFLECT  LOANS.  VALUES NOT SHOWN WILL BE  FURNISHED  ON
 REQUEST.

V85-11-3-A                          PAGE 3A

                          POLICY INFORMATION CONTINUED

                          TABLE OF NET SINGLE PREMIUMS

For $1.00 of Variable Adjustment Amount or Paid-Up Whole Life Insurance. Values shown are applicable on policy anniversaries. The net single premium as of a date during a policy year shall be determined by interpolation between the values applicable on the immediately preceding and immediately following anniversaries.


Age of                    Age of                      Age of                      Age of                      Age of
Insured       Net         Insured        Net         Insured         Net         Insured         Net         Insured         Net
(Nearest     Single       (Nearest      Single       (Nearest       Single       (Nearest       Single       (Nearest       Single
Birthday)   Premium       Birthday)    Premium       Birthday)     Premium       Birthday)     Premium       Birthday)     Premium
---------    -------      ---------     -------      ---------      -------      ---------      -------      ---------     -------

                                                          MALE INSURED
                                                          ------------

     1     $.06793          21         $.13298         41          $.26960         61          $.51232         81        $ .78748
     2      .06996          22          .13727         42           .27929         62           .52668         82          .79890
     3      .07217          23          .14178         43           .28925         63           .54114         83          .80994
     4      .07449          24          .14654         44           .29947         64           .55567         84          .82051
     5      .07695          25          .15154         45           .30996         65           .57021         85          .83053

     6      .07956          26          .15683         46           .32071         66           .58475         86          .84002
     7      .08233          27          .16240         47           .33175         67           .59928         87          .84903
     8      .08529          28          .16825         48           .34306         68           .61381         88          .85767
     9      .08841          29          .17438         49           .35467         69           .62836         89          .86607
    10      .09170          30          .18079         50           .36656         70           .64291         90          .87437

    11      .09515          31          .18748         51           .37873         71           .65742         91          .88276
    12      .09873          32          .19444         52           .39117         72           .67183         92          .89147
    13      .10239          33          .20169         53           .40385         73           .68604         93          .90078
    14      .10609          34          .20921         54           .41675         74           .69994         94          .91103
    15      .10981          35          .21702         55           .42983         75           .71346         95          .92248

    16      .11354          36          .22510         56           .44311         76           .72658         96          .93527
    17      .11729          37          .23346         57           .45657         77           .73932         97          .94925
    18      .12106          38          .24210         58           .47022         78           .75171         98          .96390
    19      .12491          39          .25100         59           .48406         79           .76385         99          .97831
    20      .12887          40          .26017         60           .49810         80           .77578        100         1.00000


                                                         FEMALE INSURED
                                                         --------------

     1     $.05530          21         $.10974         41          $.22687         61         $.43933          81        $ .74977
     2      .05695          22          .11370         42           .23500         62          .45334          82          .76454
     3      .05873          23          .11784         43           .24334         63          .46766          83          .77888
     4      .06061          24          .12214         44           .25191         64          .48221          84          .79268
     5      .06260          25          .12661         45           .26072         65          .49695          85          .80588

     6      .06469          26          .13128         46           .26977         66          .51186          86          .81848
     7      .06690          27          .13613         47           .27909         67          .52697          87          .83051
     8      .06923          28          .14118         48           .28868         68          .54232          88          .84204
     9      .07168          29          .14643         49           .29853         69          .55797          89          .85318
    10      .07425          30          .15189         50           .30866         70          .57395          90          .86404

    11      .07695          31          .15756         51           .31906         71          .59022          91          .87477
    12      .07976          32          .16344         52           .32974         72          .60671          92          .88557
    13      .08267          33          .16956         53           .34070         73          .62329          93          .89667
    14      .08569          34          .17592         54           .35191         74          .63983          94          .90835
    15      .08880          35          .18251         55           .36339         75          .65619          95          .92090

    16      .09200          36          .18935         56           .37515         76          .67234          96          .93445
    17      .09531          37          .19642         57           .38722         77          .68824          97          .94891
    18      .09872          38          .20371         58           .39965         78          .70391          98          .96381
    19      .10226          39          .21122         59           .41247         79          .71940          99          .97831
    20      .10593          40          .21895         60           .42569         80          .73470         100         1.00000


V85-11-3B                           Page 3B

                          POLICY INFORMATION CONTINUED

                       DESCRIPTION OF INVESTMENT DIVISIONS

THE ASSETS IN EACH INVESTMENT DIVISION ARE INVESTED IN SHARES OF A DESIGNATED PORTFOLIO OF AN INVESTMENT COMPANY. EACH PORTFOLIO REPRESENTS A DIFFERENT CLASS (OR SERIES) OF SHARES ISSUED BY THE HUDSON RIVER FUND, INC.

COMMON STOCK DIVISION - WE  EXPECT  THE  INVESTMENTS  IN THIS PORTFOLIO WILL BE,
                        PRIMARILY, COMMON STOCKS AND OTHER EQUITY-TYPE INVEST-MENTS.

MONEY MARKET DIVISION - WE  EXPECT  THE INVESTMENTS IN THIS  PORTFOLIO  WILL BE,
                        PRIMARILY, SHORT-TERM (NOT TO EXCEED ONE YEAR) MONEY MARKET INSTRUMENTS, SUCH AS: UNITED STATES (U.S.) GOVERNMENT AND U.S. GOVERNMENT AGENCY SECURITIES; BANK MONEY INSTRUMENTS; TIME DEPOSITS; CERTIFICATES OF DEPOSIT; HIGH GRADE COMMERCIAL PAPER, INCLUDING MASTER DEMAND NOTES; AND REPURCHASE AGREEMENTS COVERING U.S. GOVERNMENT OBLIGATIONS AND CERTIFICATES OF DEPOSIT.

INVESTMENT RESULTS WILL REFLECT FLUCTUATIONS IN MARKET VALUES OF SECURITIES. PLEASE REFER TO THE CURRENT PROSPECTUS FOR THE HUDSON RIVER FUND, INC. FOR A COMPLETE DESCRIPTION OF THE FUND AND THE DESIGNATED PORTFOLIOS.



V85-11-3C                           PAGE 3C

                          POLICY OWNER AND BENEFICIARY


OWNER. The Owner of this policy is the Insured unless otherwise stated in the application, or later changed. As Owner, you can exercise all the rights in this policy while the Insured is living. You do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY. The Beneficiary is as stated in the application, unless later changed. If two or more persons are named, those surviving the Insured will share equally unless otherwise stated.

We will pay any benefit for which there is no stated Beneficiary living at the death of the Insured to the children of the Insured who then survive, in equal shares. If none survive, we will pay the estate of the Insured.

CHANGES. While the Insured is living, you may change the Owner or Beneficiary by written notice in a form satisfactory to us. The change will take effect on the date you sign the notice, except that it will not apply to any payment we make or other action we take before we receive the notice at our Administrative Office. If you change the Beneficiary, any previous arrangement you made under the Payment Options provision on page 10 is cancelled.

ASSIGNMENT. You may assign this policy, but we will not be bound by an assignment unless it is in writing and we have received it at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of any assignment.

                                    PREMIUMS

AMOUNTS AND DUE DATES. Page 3 shows the amounts and due dates of premiums and the period for which they are to be paid. Each premium is payable on or before its due date at our Administrative Office.

You may write and ask us to change the frequency of premium payment. If we approve the change, the new premium will be determined on the rate scale for this policy.

GRACE PERIOD. We allow a grace period of 31 days for payment of each premium, after the first premium. The insurance will continue during the grace period. If a premium is paid during the grace period, then all benefits under this policy will be the same as if such premium had been paid on its due date.

LAPSE. If a premium is not paid by the end of its grace period, the policy will lapse as of the premium due date. If this occurs, all insurance ends, except as stated in Options on Lapse on page 7. Additional benefit riders do not continue beyond the grace period of an unpaid premium.

REINSTATEMENT.  You may reinstate  this policy within five years after lapse if:
(1) the policy has not been given up for its net cash value; (2) you provide evidence of insurability satisfactory to us; and (3) you pay the larger of: (a) all overdue premiums with interest at 6% per year compounded annually; or (b) 110% of the difference between the following Items (i) and (ii). Item (i) is the excess of the cash value immediately after reinstatement over the cash value immediately before reinstatement. Item (ii) is any policy loan, and accrued loan interest, in effect when any option on lapse became effective, with loan interest to the date of reinstatement. A reinstatement will take effect as of the date we approve it.

Upon reinstatement this policy will have the same Benefit Base and the same Variable Adjustment Amount as to each investment division (as these are determined in the Variable Adjustment Amount provision on page 12) as if default had not occurred. Also, upon reinstatement this policy will have a loan equal to the sum of the following Items (i) and (ii). Item (i) is any loan, and accrued loan interest, in effect at the date any option on lapse became effective, with loan interest to the date of reinstatement. Item (ii) is any loan arising after the date any option on lapse became effective, with loan interest to the date of reinstatement.

PREMIUM ADJUSTMENT. We will add to the insurance benefits any part of the last premium paid that applies to a period beyond the policy month in which the Insured dies. If the Insured dies during the grace period of an unpaid premium, we will deduct from the benefits the part of the overdue premium for one policy month.



V85-11-4                             Page 4

                                  DEATH BENEFIT

The Death Benefit equals:

   o    the face amount shown on page 3;

   o plus the sum, if positive, of the Variable Adjustment Amounts, for each investment division in which you have a cash value, for the policy year in which the Insured dies.

However, the Death Benefit will in no event be less than the amount of Paid-up Whole Life Insurance that could be bought by the cash value plus the difference if any between the Tabular Account Value and the Tabular Cash Value at the Insured's death on the basis of the Table of Net Single Premiums on page 3B.

A description of how the Variable Adjustment Amount for each investment division is determined is on page 12.

                                   CASH VALUE

You may give up this policy for its net cash value at any time while the Insured is living. The net cash value is the cash value minus any loan and loan interest.

We will determine the net cash value on the date we receive your signed request for it at our Administrative Office. The policy will terminate on the date you send the policy and the request to us.

CASH VALUE. The cash value of the policy will vary daily with the performance of the investment divisions in which you have a cash value. See page 13 for a description of how cash values are determined.

                                      LOANS

You may get a loan on this policy while it has a loan value and it is not being continued as Fixed Extended Term Insurance under the Options on Lapse on page 7. This policy will be the sole security for the loan.

The amount of the loan may not be more than the loan value. Except when used to pay premiums, a loan must be at least $100 more than any existing loan and loan interest. Any existing loan and loan interest will be deducted from the new loan. We may also deduct any unpaid premium then due.

A loan, whether you repay it or not, will have a permanent effect on the Variable Adjustable Amounts, Death Benefit and cash value under this policy. It will have no effect on the amount of the premiums payable under this policy.

We will allocate loans to the investment divisions based on your net cash value in each investment division as of the dates the loans are made. We will allocate loan repayments to the investment divisions based on the amount of your outstanding loans as to each investment division as of the dates repayments are made. See page 13 for a description of how the cash value in each investment division is determined.

LOAN VALUE. The loan value is a percentage of the cash value on the next premium due date (or the next policy anniversary if this has become a paid-up policy) assuming that the Actual Net Rate of Return (see page 12) is exactly 4-1/2% a year from the date of the loan to such due date or anniversary, discounted at 5-1/2% a year from the date of the loan to such due date or anniversary. Such percentage is: (a) 90% during the first ten policy years while the policy is not lapsed; and (b) 100% after the tenth policy year, and at any time during the first ten policy years while the policy is lapsed and is being continued under the Variable or Fixed Reduced Paid-Up Insurance Option.

LOAN INTEREST. Interest on a loan accrues daily, at an annual rate of 5-1/2%. Interest is due on each policy anniversary. If the interest is not paid when due, it will be added to the loan and bear interest at the loan rate.

When a loan plus loan interest first exceeds the cash value, we will mail to you and any assignee of record at last known addresses a notice that the policy will terminate if such excess amount is not repaid within 31 days after we mailed such notice.

REPAYMENT. You may repay a loan and loan interest in whole or in part at any time while the Insured is living and this policy is in effect. However, if this policy has lapsed and you are continuing insurance under one of the Options on Lapse on page 7, any loan that was deducted in determining the benefit on lapse may not be repaid unless this policy is reinstated. We will deduct any existing loan and loan interest from any benefits we pay at the Insured's death.

V85-11-4                             Page 5

                              THE SEPARATE ACCOUNT

The Separate Account is our Separate Account I (in unit investment trust form). We established and we maintain it under the laws of New York State. Realized and unrealized gains and losses from the assets of the Separate Account are credited or charged against it without regard to our other income, gains, or losses. Assets are put in the Separate Account to support this policy and other variable life insurance policies. Assets may be put in the Separate Account for other purposes, but not to support contracts or policies other than variable life insurance.

The assets of the Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of the Separate Account in excess of such reserves and liabilities to our general account. We may transfer assets of an investment division in excess of the reserves and other liabilities with respect to that division to another investment division or to our general account.

We will value the assets of each investment division on each business day. A business day is generally any day on which the New York Stock Exchange is open for trading.

INVESTMENT DIVISIONS. The Separate Account consists of "investment divisions". Each division may invest its assets in a separate class (or series) of shares of a designated investment company. Each class represents a separate portfolio in the investment company. The investment divisions available on the Register Date are described on page 3C. If we add or remove investment divisions, we will send you a new Page 3C reflecting this.

We have the right to change designated investment companies. We have the right to add or remove investment divisions. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment division and put them in another investment division. We also have the right to combine any two or more investment divisions. The term "investment division" in this policy shall then refer to any other investment division in which the assets of a class of policies to which this policy belongs were placed. If we make any such change we will send you a new Page 3C reflecting it.

We have the right to:

    1. register or deregister the Separate Account under the Investment Company Act of 1940;

    2. run the Separate Account under the direction of a committee, and to discharge such committee at any time;

    3. restrict or eliminate any voting rights of policyowners, or other persons who have voting rights as to the Separate Account; and

    4. operate the Separate Account by making direct investments or in any other form. If we do so, we may invest the assets of the Separate Account in any legal investments. We will rely upon our own and outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, the investment advisor or any investment policy may not be changed without our consent.

CHANGE IN INVESTMENT OBJECTIVE OR POLICY. We will notify you of any material change in an investment objective or policy of any investment company that is invested in by an investment division to which net premiums have been allocated under this policy.

If required by law or regulation, the investment policy of the Separate Account will not be changed unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is filed with the insurance supervisory official of the jurisdiction in which this policy is delivered.

                               INVESTMENT OPTIONS

ALLOCATION OF NET ANNUAL PREMIUMS. If premiums are duly paid, we will allocate to each investment division at the beginning of each policy year a percentage of the Net Annual Premium shown on page 3 for that year. Such allocations will be based on the allocation percentages then in effect. The allocation percentages for the first policy year are as designated in the application for this policy. Unless you change them, such percentages shall also apply in later years.

V85-11-6                       Page 6

                         INVESTMENT OPTIONS CONTINUED

You may change the allocation percentages for policy years after the first by notifying us in writing of the new percentages. Each allocation percentage greater than zero must be a whole number of not more than 100%. The sum of the percentages must equal 100%. A change will take effect on the next policy anniversary if we receive the notice at our Administrative Office at least 7 days before such anniversary.

TRANSFER OF BENEFIT BASE. You may ask us to transfer all or part of your Benefit Base (defined on page 12) in one investment division to another. Only two such transfers may be made in a policy year. We will make the transfer as of the date we receive your written request for it at our Administrative Office.

                                OPTIONS ON LAPSE

You have a number of options if the policy lapses. You may apply for reinstatement. If there is a net cash value, you may withdraw it and give up the policy. Or, you may continue insurance under one of the following options:

FIXED REDUCED PAID-UP INSURANCE. This is fixed benefit insurance for the Insured's lifetime and for the amount that the net cash value will buy.

VARIABLE REDUCED PAID-UP INSURANCE. This is variable benefit insurance for the Insured's lifetime that you may choose if the net cash value is at least $5,000. The amount of insurance for the policy year in which lapse occurs (the Variable Reduced Paid-Up Face Amount) is the amount that the net cash value will buy on the basis of the Table of Net Single Premiums on page 3B. Thereafter, the amount of insurance equals the amount for the policy year in which lapse occurs plus or minus the sum of the Variable Adjustment Amounts (whether positive or negative) for each investment division under this policy in which you have a cash value, for the policy year in which the Insured dies. However, the amount of insurance will in no event be less than the amount of Paid-up Whole Life Insurance that could be bought on the basis of the Table of Net Single Premiums on page 3B by the cash value at the Insured's death.

FIXED EXTENDED TERM INSURANCE. This is fixed benefit term insurance for an amount equal to the Death Benefit on the date of lapse, minus any unpaid loan and loan interest. The insurance will continue from the date of lapse for as long a term period as the net cash value will buy. In no event, however, will this period be less than 90 days if premiums have been paid for at least three months before lapse and there is no loan on this policy. This option is not available if so stated on page 3.

An Option on Lapse will become effective on the date your written request for it is received at our Administrative Office. If your request is not received within three months after the date of lapse, Fixed Extended Term Insurance will become effective automatically at the end of such three month period. Fixed Reduced Paid-Up Insurance will apply instead if the Fixed Extended Term Insurance option is not available.

If the Insured dies after the grace period but within three months after the date of lapse and before an Option on Lapse becomes effective, the greater of the benefit under Fixed Reduced Paid-Up or Fixed Extended Term Insurance will apply. In this case, any restriction on page 3 as to the availability of Fixed Extended Term Insurance will not apply.

We will determine the amounts of these options as of the date the option becomes effective. We will use net cash values as of the date the option becomes effective. A term period will begin as of the date of lapse (the due date of the unpaid premium). We will use net single premiums for the Insured's age as of the date of lapse. We will deduct any unpaid loan and loan interest from any benefits we pay at the Insured's death if a loan is made while the policy is being continued as Variable or Fixed Reduced Paid-Up Insurance.

V85-11-6                         Page 7

                               EXCHANGE OF POLICY

You may exchange this policy for a policy of permanent fixed benefit insurance on the life of the Insured. You may make such an exchange within 24 months after the Date of Issue shown on page 3. We will not require evidence of insurability. We will require:

1. That this policy be in effect on the date of exchange with all premiums due having been paid; and

2.   Repayment of any loan and loan interest on this policy.

The date of exchange will be the later of: (a) the date you send us this policy and the signed request on our form for such exchange; or (b) the date we receive at our Administrative Office any sum due to be paid for such exchange.

THE NEW POLICY. The new policy will be our Adjustable Life Plan, and will be on a level premium whole life plan (with premiums payable for life), subject to our rules in effect on the date of exchange. It will have an insurance amount equal to the face amount of this policy. The new policy will have the same Register Date, Date of Issue, and Issue Age as this policy. Premiums for the new policy will be based on our rates in effect on its Register Date for the same class of risk as under this policy. Any additional benefit riders in this policy will be included in the new policy only if we were offering them with the new policy as of its Date of Issue.

Upon request you will be told the amount of the first premium for the new policy, and of any extra sum required or allowance to be made for a premium, cash value or policy account adjustment that takes appropriate account of the premiums, cash and policy account values under this policy and under the new policy. A detailed statement of the method of computing such an adjustment has been filed, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

                               GENERAL PROVISIONS

THE CONTRACT. This insurance is granted in consideration of payment of the required premiums. This policy and the application (a copy of which is attached at issue) constitute the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

The contract may not be modified, nor may any of our rights or requirements be waived, except in writing signed by our President, one of our Vice Presidents, or by our Secretary or Treasurer.

INCONTESTABILITY. All statements made in the application are representations and not warranties. We have the right to contest the validity of this policy based on material misstatements made in the application. However, this policy will become incontestable after it has been in effect during the lifetime of the Insured for two years from the Date of Issue shown on page 3.

No statement shall be used to contest a claim unless contained in the application.

See any additional benefit riders for modifications of this provision that apply to them.

AGE AND SEX. If the Insured's age or sex has been misstated, any benefits will be those that the premium paid would have purchased at the correct age and sex.

SUICIDE EXCLUSION. If the Insured commits suicide, while sane or insane, within two years after the Date of Issue shown on page 3, our liability will be limited to the payment of a single sum equal to the premiums paid, minus any loan and loan interest.

POLICY PERIODS AND ANNIVERSARIES. Policy years, policy months, policy anniversaries and premium periods are measured from the Register Date. Each policy month begins on the same day in each calendar month as in the Register Date. If the end of a premium period or policy year is indicated by an age, it ends on the policy anniversary nearest the birthday on which the Insured reaches that age.

POLICY CHANGES. You may change this policy to another plan of insurance or add additional benefit riders or make other changes, subject to our rules at the time of change.

V85-11-8                       PAGE 8

                         GENERAL PROVISIONS CONTINUED

REPORTS. Each policy year after the first we will give you a report showing the Death Benefit and the cash value as of the first day of such year. The amount of any existing loan and the accrued loan interest for the previous policy year will also be shown. No such reports will be given while this policy is lapsed except when it is being continued as Variable Reduced Paid-Up Insurance. We will also give you such other reports as may be required by law.

BASIS OF COMPUTATION. Cash values, reserves and net single premiums are based on the Commissioners 1980 Standard Ordinary Mortality Table. For any extended term insurance, they are based instead on the Commissioners 1980 Extended Term Insurance Table. Continuous functions are used with interest compounded annually at 4-1/2%.

The cash values and paid-up insurance benefits are equal to or more than those required by law. If so required, we have filed a detailed statement of the method of computing values and benefits with the insurance supervisory official of the jurisdiction in which this policy is delivered. The tabular cash value at the end of each policy year after the tenth policy year equals the reserve.
Reserves referred to in this policy are not less than reserves determined according to the Commissioners Reserve Valuation Method. Our expense and mortality results will not adversely affect the dollar amount of insurance benefits or cash values.

DETERMINATION AND PAYMENT OF VARIABLE BENEFITS. As long as this policy is not being continued under one of the fixed benefit Options on Lapse, we will make payments under this policy as follows:

    o A cash value will be paid within 7 days after we receive your policy and request at our Administrative Office;

    o A loan will be paid within 7 days after we receive your request at our Administrative Office; and

    o The insurance benefits will be paid within 7 days after we receive at our Administrative Office proof of the Insured's death and all other requirements deemed necessary before such payment may be made.

We may not be able to determine the value of the assets of the investment divisions if: (1) the New York Stock Exchange is closed; (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency; or (3) the Securities and Exchange Commission by order permits us to defer payments for the protection of our policy Owners. During such times we may defer:

    1.  Determination and payment of cash values;

    2.  Payment of loans;

    3. Determination of a change in a Variable Adjustment Amount, and payment of any portion of the Death Benefit equal to the Variable Adjustment Amount;

    4.  Any requested transfer of Benefit Base;

    5.  Use of insurance benefits under the Payment Options; and

    6.  Determination and payment of any Variable Reduced Paid-Up Insurance.

DEFERMENT UNDER OPTIONS ON LAPSE. We may defer payment of a cash value and the making of a loan for up to six months after we receive a request at our Administrative Office if this policy is being continued under one of the fixed benefit Options on Lapse. We will allow interest, at a rate of at least 3% a year, on any cash value payment we defer for 30 days or more.

V85-11-8                       PAGE 9

                                 PAYMENT OPTIONS

Payments under these options will not be affected by the investment experience of any investment division after proceeds are applied under such options.

Instead of having the insurance benefits or net cash value paid immediately in one sum, you can choose another form of payment for all or part of them. If you do not arrange for this before the Insured dies, the Beneficiary will have this right when the Insured dies. Arrangements you make, however, cannot be changed by the Beneficiary after the Insured's death. The options are:

1. DEPOSIT OPTION: Left on deposit for a period mutually agreed upon, with interest paid at the end of each month, each 3 months, each 6 months or each 12 months, as chosen.

2.   INSTALMENT OPTIONS:

     A. FIXED PERIOD: Paid in equal instalments for a specified number of years (not more than 30). The instalments will not be less than those shown in the Table of Guaranteed Payments on page 11.

     B. FIXED AMOUNT: Paid in instalments as mutually agreed upon until the amount applied, together with interest on the unpaid balance, is used up.

3.   LIFE INCOME OPTIONS:

          Paid as a monthly income for life in an amount we determine but not less than shown in the Table of Guaranteed Payments on page 11. We guarantee payments for life and in any event for 10 years, 20 years, or until the payments we make equal the amount applied (called "refund certain"), according to the "certain" period chosen.

4. OTHER: We will apply the sum under any other option requested that we make available at the time of the Insured's death or net cash value withdrawal.

We guarantee interest under Option 1 at the rate of 3% a year and under Option 2 at 3-1/2% a year, or such higher rates as we may determine. We may allow excess interest under Options 1 and 2.

The payee under an option may name and change a successor payee for any amount we would otherwise pay the payee's estate.

Any arrangements involving more than one of the options, or a payee who is not a natural person (for example, a corporation) or who is a fiduciary, must have our approval. Also, details of all arrangements will be subject to our rules at the time the arrangement takes effect. These include rules on: the minimum amount we will apply under an option and minimum amounts for instalment payments; withdrawal or commutation rights; naming payees and successor payees; and proving age and survival.

Choices (or any later changes) under these options will be made and will take effect in the same way as a change of Beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

V85-11-10                     Page 10

                 TABLE OF GUARANTEED PAYMENTS
           (MINIMUM AMOUNT FOR EACH $1,000 APPLIED)

                          OPTION 2A

                   FIXED PERIOD INSTALMENTS
                   ------------------------
       Number
      of Years'               Monthly                Annual
     Instalments            Instalment             Instalment
     -----------            ----------             ----------
          1                   $84.70                $1000.00
          2                    43.08                  508.60
          3                    29.21                  344.86
          4                    22.28                  263.04
          5                    18.12                  213.99

          6                    15.36                  181.32
          7                    13.38                  158.01
          8                    11.91                  140.56
          9                    10.76                  127.00
         10                     9.84                  116.18

         11                     9.09                  107.34
         12                     8.47                   99.98
         13                     7.94                   93.78
         14                     7.49                   88.47
         15                     7.11                   83.89

         16                     6.77                   79.89
         17                     6.47                   76.37
         18                     6.20                   73.25
         19                     5.97                   70.47
         20                     5.76                   67.98

         21                     5.57                   65.74
         22                     5.40                   63.70
         23                     5.24                   61.85
         24                     5.10                   60.17
         25                     4.97                   58.62

         26                     4.84                   57.20
         27                     4.73                   55.90
         28                     4.63                   54.69
         29                     4.54                   53.57
         30                     4.45                   52.53

If instalments are paid each 3 months, they will be 25.32% of the annual instalments. If they are paid each 6 months, they will be 50.43% of the annual instalments.





                                                       OPTION 3

                                                 MONTHLY LIFE INCOME
                                                 -------------------

                             10 Years Certain                   20 Years Certain                   Refund Certain
                          ----------------------            -----------------------            ----------------------
           AGE            Male            Female            Male             Female            Male            Female
           ---            ----            ------            ----             ------            ----            ------
           50            $4.50            $3.96            $4.27             $3.89           $ 4.28            $3.87
           51             4.58             4.02             4.32              3.94             4.35             3.93
           52             4.67             4.09             4.38              4.00             4.42             3.99
           53             4.75             4.16             4.44              4.06             4.50             4.05
           54             4.85             4.24             4.50              4.12             4.58             4.11

           55             4.94             4.32             4.56              4.18             4.66             4.18
           56             5.04             4.40             4.62              4.24             4.74             4.25
           57             5.15             4.49             4.68              4.31             4.83             4.33
           58             5.26             4.58             4.74              4.38             4.93             4.41
           59             5.37             4.68             4.81              4.45             5.03             4.49

           60             5.49             4.78             4.86              4.52             5.13             4.58
           61             5.62             4.89             4.92              4.59             5.24             4.67
           62             5.75             5.00             4.98              4.66             5.35             4.77
           63             5.88             5.12             5.04              4.73             5.48             4.88
           64             6.03             5.25             5.09              4.80             5.60             4.99

           65             6.17             5.39             5.14              4.88             5.74             5.10
           66             6.32             5.53             5.19              4.95             5.88             5.22
           67             6.48             5.68             5.24              5.01             6.03             5.35
           68             6.64             5.83             5.28              5.08             6.18             5.49
           69             6.80             6.00             5.32              5.14             6.35             5.64

           70             6.97             6.17             5.35              5.20             6.53             5.79
           71             7.15             6.34             5.38              5.26             6.71             5.96
           72             7.32             6.53             5.41              5.30             6.91             6.13
           73             7.50             6.72             5.43              5.35             7.12             6.32
           74             7.67             6.92             5.45              5.38             7.34             6.52

           75             7.85             7.12             5.47              5.42             7.58             6.73
           76             8.02             7.32             5.48              5.44             7.82             6.96
           77             8.19             7.53             5.49              5.46             8.09             7.21
           78             8.36             7.75             5.50              5.48             8.38             7.47
           79             8.52             7.96             5.50              5.49             8.67             7.75

           80             8.67             8.16             5.51              5.50             9.00             8.05
           81             8.81             8.36             5.51              5.51             9.34             8.39
           82             8.94             8.55             5.51              5.51             9.70             8.73
           83             9.06             8.73             5.51              5.51            10.10             9.12
           84             9.16             8.90             5.51              5.51            10.52             9.53
       85 & over          9.26             9.05             5.51              5.51            10.96             9.97

Amounts for Monthly Life Income are based on age nearest birthday when income starts. Amounts for ages not shown will be furnished on request.

V85-11-10                     PAGE 11

                                 BASIS OF VALUES

ACTUAL NET RATE OF RETURN (ACTUAL NRR). For each investment division, the Actual NRR for a policy year reflects the division's:

    o   dividends received from the investment company;

    o plus realized and unrealized capital gains of the division's investment in the investment company;

    o   minus  realized  and   unrealized   capital  losses  of  the  division's
        investment in the investment company;

    o   minus any charges for taxes or amounts set aside as a reserve for taxes;

    o minus a charge not exceeding .50% per year for mortality and expense risks.

The Actual NRR for each investment division will be increased to the extent that expenses of the investment division exceed the charges for securities brokers' commissions, transfer taxes, and other fees relating to securities transactions and a charge for investment management expenses of .25% per year.

The Actual NRR for a period less than a year will be calculated in a consistent manner.

BASE NET RATE OF RETURN (BASE NRR). The Base NRR is 4-1/2% per year. (It is a pro-rata part of 4-1/2% for periods of less than a year.)

If the Actual NRR for all investment divisions always equals the Base NRR, then:

    o   the Death Benefit will always equal the Face Amount; and

    o the cash value at the end of each policy year will equal the tabular cash value shown on page 3A.

VARIABLE ADJUSTMENT AMOUNT (VAA). The VAA for a policy year is the amount of insurance in effect for that policy year due to investment performance in past years. On each policy anniversary we will determine a new VAA for the next policy year. We will do this independently for each investment division, taking into account the Actual NRR for the last policy year.

The VAA for each investment division is zero for the first policy year and, if the policy lapses and the Variable Reduced Paid-Up Insurance option takes effect, for the remainder of the policy year in which lapse occurs. For other policy years, the VAA for each investment division will equal the VAA for that account for the last policy year, plus the VAA Change Amount for that division. A VAA does not change during a policy year.

VAA CHANGE AMOUNT. For each policy year after the first, the VAA Change Amount for each investment division may be positive or negative. It will equal the product of the following Items (1) and (2), divided by Item (3).

    (1) The Actual NRR for the investment division minus the Base NRR for that policy year, or for the part of the policy year since lapse during which the Variable Reduced Paid-Up Insurance option takes effect.

    (2) The Benefit Base for the investment division as of the last policy anniversary. (For the policy year immediately following a lapse of the policy where the Variable Reduced Paid-Up Insurance option is in effect, use instead the net cash value as of the date of lapse.)

    (3) The Net Single Premium per $1.00 of VAA for the current policy anniversary as shown on page 3B.

BENEFIT BASE. For each investment division, the Benefit Base on the Register Date is the product of the following Items (1) and (2):

    (1) The Allocation Percentage designated in the application for this policy.

    (2) The Net Annual Premium for the first policy year.

If the policy has not lapsed, on policy anniversaries the Benefit Base for an investment division is the sum of the following Items (1) and (2), minus item
(3):

    (1) The allocation percentage for that anniversary, multiplied by the sum of the following Items (a) and (b):

        (a)  The Tabular Account Value on that anniversary.

        (b)  The Net Annual Premium for that anniversary.



V85-11-12                       Page 12

                           BASIS OF VALUES CONTINUED

    (2) The Net Single Premium for the VAA for that investment division on that anniversary.

    (3) Any outstanding loan, plus loan interest, for the investment division as of that policy anniversary.

If the policy has lapsed and the Variable Reduced Paid-Up Insurance option has taken effect, on policy anniversaries the Benefit Base for an investment division is the following Item (1) minus Item (2):

    (1) The cash value in the investment division on that policy anniversary.

    (2) Any outstanding loan, plus loan interest, for the investment division as of that policy anniversary.

The Net Annual Premiums, Tabular Account Values and Net Single Premiums are shown on pages 3, 3A and 3B, respectively.

For each investment division, the VAA Change Amount will also reflect the effect of:

    1.  All new policy loans and repayments during the previous policy year; and

    2. All transfers of Benefit Base to or from that investment division during the previous policy year.

In addition, if you have changed the allocation percentages, we will reallocate the VAA's among the investment divisions.

CALCULATION OF CASH VALUES. The cash value of this policy on any date is the sum of your cash values in each investment division on that date. Your cash value in each investment division on any date is determined as follows:

(1) While the policy is not lapsed,  the sum of the immediately  following Items
    (a), (c) and (d).

(2) More than three months after the policy has lapsed and while it is being continued under the Variable Reduced Paid-Up Insurance option, the sum of the immediately following Items (b), (c) and (d).

(a) The tabular cash value on that date, multiplied by the allocation percentage for that investment division in effect on the last policy anniversary.

(b) The product of the following Items (i) and (ii):

    (i) The product of the Net Single Premium on that date per $1.00 of Paid-Up Whole Life Insurance as shown on page 3B, and the Variable Reduced Paid-Up Face Amount defined on page 7.

    (ii) The following amount immediately before the date on which the cash value is being determined: The cash value in that investment division, divided by the total cash value in this policy.

(c) The Net Single Premium on that date for the current VAA for that investment division.

(d) If the date is not a policy anniversary,  the product of the following Items
    (i) and (ii):

    (i) The Actual NRR for the investment division minus the Base NRR for the time elapsed since the last policy anniversary.

    (ii) The Benefit Base for the investment division on the last policy anniversary.

If a premium is due and unpaid, then within three months after the due date your cash value in each investment division is the sum of the following Items (1) and
(2):

    (1) Your cash value in that investment division as of the due date of the unpaid premium.

    (2) The product of the following Items (a) and (b):

        (a) The Actual NRR for the investment division minus the Base NRR for the time elapsed since such due date.

        (b) The cash value in that investment division on such due date.

For each investment division, the cash value will also reflect the effect of:

    1.  All new policy loans and repayments  since the last policy  anniversary;
        and

    2. All transfers of Benefit Base to or from that investment division since the last policy anniversary.

V85-11-12                         Page 13

                           BASIS OF VALUES CONTINUED

More than three months after the due date of an unpaid premium, if you continue the policy under one of the fixed benefit Options on Lapse, your cash value will equal the reserve for the policy. In such case, the cash value within 30 days after a policy anniversary will never be less than the cash value on that anniversary.

If you transfer all of the Benefit Base in an investment division to another investment division or if you have a policy loan allocated to an investment division and your Benefit Base in that investment division is zero, we will cancel the VAA and any policy loan as to such investment division and reallocate them to each other investment division proportionately. Also, the premium allocation percentage for such investment division will be reduced to zero and the percentage for each other investment division will be increased proportionately.

TABULAR CASH AND ACCOUNT VALUES (TCV AND TAV). The tables on page 3A show interim TCV's at the end of each month in the first policy year, and TCV's at the end of policy years. We will determine the TCV and TAV on other dates in a consistent manner with allowance for time elapsed and premiums paid. Any TCV's and TAV's not shown will be furnished on request.







V85-11-14                        Page 14

VARIABLE                           EQUITABLE
LIFE                     VARIABLE LIFE INSURANCE COMPANY
INSURANCE                         [EVLICO LOGO]
POLICY      Home Office: 1285 Avenue of the Americas, New York, New York 10019




          Whole Life Plan. Variable insurance payable upon death. Guaranteed Minimum Death Benefit. Fixed premiums payable for life. Non-Participating. Investment experience reflected in benefits. Investment options described on page 6.

No. 85-11